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                                                                   EXHIBIT 10.9


                                  ARCTIC, INC.
                                4 LANDMARK SQUARE
                               STAMFORD, CT 06901
March 3, 1999

Mr. Greg Cronin
2751 Long Grove Drive
Marietta, GA  30062

Dear Greg:

On behalf of the Board of Directors, we are pleased to offer you the position of Chief Executive Officer and member of the Board of Directors of Arctic Inc., the new corporation ("the Company") being formed from Frontec AMT. In making this offer, we are expressing our enthusiastic support for your leadership skills and abilities. You bring a skill set to this Company that is essential to achieving our goals, both short and long term. In addition, we expect that your base of experiences and contacts will enable you to significantly impact and influence the strategic direction of the organization. The purpose of this letter is to detail the terms of your employment.

-        JOB TITLE:  Chief Executive Officer

- STARTING DATE: As soon as possible, but no later than Thursday, March 11, 1999

- SALARY: $200,000 per year, payable monthly, according to the compensation plan of the Company

- BONUS: In addition to your base compensation, you will participate in an annual incentive bonus program determined by the Board of Directors under which you will be entitled to earn incentive compensation of up to $150,000. This incentive portion of your compensation will be based upon the satisfaction of certain performance goals and for the first twelve months will be divided into two separate bonuses of $75,000, the first of which will be after the completion of your first six months and the second after the completion of your first full year. The performance objectives will be determined by the Company's Board of Directors, and will concern such matters as revenue, profitability/cash control, executive hiring and other specific management goals to be mutually agreed upon. For the first full year you will receive a minimum bonus payment of at least $75,000.

-        STOCK:  You will be given the opportunity to purchase 2,575,275 shares (representing approximately 5% of the fully diluted outstanding shares of the Company) in the form of stock options or restricted stock available for purchase. If you choose to purchase the stock, the Company will loan you the money at a market rate of interest. The exercise price of the options or the purchase price of the restricted stock will be the
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Mr. Greg Cronin                                                   March 3, 1999
Page 2 of 4

         fair market price of the common shares as determined by the Board of Directors, which is $0.25 per share. These restricted shares or options will be subject to a four (4) year vesting schedule. You will vest 321,905 shares immediately upon beginning employment. Starting on December 31, 1999, you will begin vesting 160,955 shares per quarter for the next 14 quarters, subject to your continued employment. You are eligible to be granted additional stock either in the form of restricted stock or stock options at some time in the future, at the sole discretion of the Board of Directors, assuming outstanding performance on your part.

         IN THE EVENT YOU ARE INVOLUNTARILY TERMINATED BY THE COMPANY WITHOUT "CAUSE" (AS DEFINED BELOW) OR IF A "CHANGE OF CONTROL" (AS DEFINED BELOW) OCCURS, IN EITHER CASE PRIOR TO SIX (6) MONTHS AFTER THE COMMENCEMENT OF YOUR EMPLOYMENT WITH THE COMPANY, ONE-HALF (1/2) OF YOUR RESTRICTED STOCK OR OPTIONS WILL IMMEDIATElY BECOME VESTED. IF AT ANY TIME FOLLOWING THE SIX MONTH ANNIVERSARY OF YOUR EMPLOYMENT A "CHANGE OF CONTROL" OCCURS WHERE YOU ARE NOT OFFERED THE OPPORTUNITY TO REMAIN EMPLOYED AS THE CEO, GENERAL MANAGER OF THE ARCTIC DIVISION OR A COMPARABLE POSITION, THE VESTING SCHEDULE FOR YOUR SHARES WILL BE ACCELERATED SO THAT 1/2 OF YOUR NON-VESTED SHARES WOULD VEST IMMEDIATELY UPON "CHANGE OF CONTROL". IN ALL OTHER CASES YOUR SHARES WILL VEST AS OUTLINED IN THE PREVIOUS PARAGRAPH.

         For the purpose of this letter agreement, "Change of Control" shall mean the occurrence of the following event: the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

- BENEFITS: The Company will provide you and your family major medical, dental, 401(k), etc. benefits as commonly provided to all Company employees, and your rights under such benefit plans will be determined under the provisions of such plans. You will be subject to the Company's standard vacation and sick leave policies, and if for any reason you need additional time, it will be negotiated and subject to approval by the Company's Board of Directors.

- CONFIDENTIAL INFORMATION: As an employee of the Company, you will have access to confidential information. Moreover, you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.

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Mr. Greg Cronin                                                   March 3, 1999
Page 3 of 4


         To protect the interest of the Company, we will ask that you sign the Company's standard Nondisclosure and Developments Agreement and non-competition agreement as conditions of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

- EMPLOYMENT AT WILL: Your employment with the Company is "at will", meaning you are not obligated to remain employed at the Company for any specific period of time. Likewise, the Company is not obligated to employ you for any specific period. In the event the Company terminates your employment without "cause," as defined below, or your employment is terminated as a result of disability as determined by the Board of Directors, then upon execution of a release you will be entitled to severance pay consisting of continuation of your then current base salary (excluding bonus), payable in accordance to company practices, as well as paid medical benefits, for a period of nine (9) months. Stock options and restricted stock will not continue to vest during this nine-month
         severance period following your termination.   If you accept any
         other employment during this nine-month period then your base salary and medical benefits will cease at that time.

         For purposes of this severance provision, "cause" means a determination by the Board of Directors that shall be conclusive that you have (a) engaged in acts in violation of law or in other conduct which is unbecoming of a CEO of a major company or is otherwise detrimental to the Company; (b) breached your Nondisclosure and Developments Agreement, your fiduciary duty to the Company, or your duties of loyalty and/or care to the Company; or
         (c) disobeyed the good faith, lawful policies or instructions of the Board of Directors. Your employment shall also be deemed to be terminated without "cause" if, within one week after you are informed that the Company plans to relocate outside Atlanta or change your job responsibilities so that you are no longer the Company's CEO, you notify the Board of Directors that you intend to resign and thereafter the Company follows through with such relocation or change and you resign within one week thereafter.

- RESTRICTIVE COVENANTS: You agree that, for a period of one year following any termination of your employment, you will not directly or indirectly solicit the services of any Company employee for another activity, or otherwise induce or attempt to induce such employee to leave the employment of the Company.

- OTHER: The Company will make such deductions, withholdings, and other payments from all sums payable to you that you request or that are required by law for taxes and other charges. This agreement may not be changed or modified except by agreement in writing, signed by you and an appropriate designee of the Board of Directors. You hereby acknowledge that you are not a party to any agreement that in any way

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Mr. Greg Cronin                                                   March 3, 1999
Page 4 of 4



         prohibits or imposes any restriction on your employment with the Company, and your acceptance hereof will not breach any agreement to which you are a party. You will provide the Company with copies of any relevant employment-related agreements with your current employer, such as non-compete agreements, etc. This agreement shall be governed, construed and enforced in accordance with the laws of Georgia without regard to principles of conflict or law. Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, the remaining provisions shall continue in force and effect.

- TERMS OF OFFER: This offer will remain open until the end of business on Friday, March 5, 1999. When you do accept, and all of us sincerely hope you will, please sign the enclosed copy of this letter and return it via fax to me with a copy to Scott Tobin, with the original to follow.

Greg, we are excited to have you join us and are enthused at the prospect of tackling a very promising future together. We look forward to a long and mutually rewarding relationship.

Sincerely yours,



Bengt Wallentin
Chairman

Enclosure



Agreed to, accepted and acknowledged:

/s/ Greg Cronin                                     3-3-99
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  Greg Cronin                                 Date